     AS  FILED  WITH  SECURITIES  AND  EXCHANGE COMMISSION ON JANUARY  ___, 2003
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                                  _____________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  _____________

                          DATA SYSTEMS & SOFTWARE INC.
              (Exact name of registrant as specified in its charter)

       DELAWARE                                         22-2786081
     (State  of                                    (I.R.S.  Employer
     incorporation)                              Identification  No.)

                                  200 ROUTE 17
                                MAHWAH, NJ 07430
                                 (201) 529-2026
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  _____________

                               GEORGE MORGENSTERN
                          DATA SYSTEMS & SOFTWARE INC.
                                  200 ROUTE 17
                            MAHWAH, NEW JERSEY 07430
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                                 SHELDON KRAUSE
                        EHRENREICH EILENBERG & KRAUSE LLP
                               11 EAST 44TH STREET
                     NEW YORK, NEW YORK 10017 (212) 986-9700
                                  _____________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.
|_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

__________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                  _____________

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
TITLE  OF  EACH  CLASS     AMOUNT     PROPOSED MAXIMUM      PROPOSED  MAXIMUM    AMOUNT  OF
OF  SECURITIES  TO  BE     TO  BE     OFFERING PRICE PER    AGGREGATE OFFERING REGISTRATION
REGISTERED               REGISTERED        SHARE                  PRICE             FEE
-------------------------------------------------------------------------------------------
Common  Stock            400,000(1)        $1.50              $600,000(2)          $55.20

-------------------------------------------------------------------------------------------
Common  Stock            190,000(3)        $2.81              $534,400(4)          $49.16
_
-------------------------------------------------------------------------------------------

Total                     590,000                                   $104.36
-------------------------------------------------------------------------------------------

(1) Represents the number of shares that are issuable to the selling security holder following the conversion of interest and/or principal of a convertible note held by the selling security holder.

(2) Pursuant to Rule 457(g), calculated based upon the conversion price of a convertible note held by the selling security holder.

(3) Represents the number of shares that may be sold by the selling security holder following the exercise of a warrant.

(4) Pursuant to Rule 457(g), calculated based upon the weighted-average exercise price of the warrant. The warrant is exercisable for (a) 30,000 shares at an exercise price of $2.00, (b) 60,000 shares at an exercise price of $2.34 and (c) 100,000 shares at an exercise price of $3.34.

                                  _____________


We hereby amend the registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS
                 (SUBJECT TO COMPLETION, DATED JANUARY 3, 2003)

                          DATA SYSTEMS & SOFTWARE INC.
                                  COMMON STOCK


                           Shares That May be Offered
                           --------------------------

          This prospectus covers the resale of a total of 590,000 shares of our common stock that may be issued pursuant to a convertible note issued by our subsidiary Comverge Technologies, Inc. and us, and a warrant issued by us. The convertible note and the warrant were issued to the selling security holder in consideration for a $2 million secured revolving line of credit extended to Comverge by the selling security holder. See "Recent Transactions" on page 5 for additional details of this transaction. We are not offering any shares of our common stock.


                                 Method of Sale
                                 --------------

     The  shares  may  be  sold:

     - through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

     - directly to purchasers or through agents, brokers, dealers or underwriters; and

     - at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     Our common stock is listed on the Nasdaq National Market under the symbol "DSSI." On January2, 2003, the closing price of our common stock was $0.91.

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 1 IN DECIDING WHETHER TO BUY ANY COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus in truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is __________, 2003.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Risk  Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Recent  Transactions. . . . . . . . . . . . . . . . . . . . . . . . . ..    5
Selling  Security  Holder. . . . . . . . . . . . . . . . . . . . . . . .    6
Use  of  Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Plan  of  Distribution. . . . . . . . . . . . . . . . . . . . . . . . ..    7
Legal  Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . ..    8
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Where  You  Can  Find  More  Information. . . . . . . . . . . . . . . ..    8
Information  Incorporated  by  Reference. . . . . . . . . . . . . . . ..    9

                                  RISK FACTORS

     Investing in us entails substantial risk. You should consider the following risks and other information contained in this prospectus, information incorporated by reference, and information that we file with the Securities and Exchange Commission from time to time. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

GENERAL  FACTORS

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO HAVE AN OPERATING LOSS FOR 2002; OUR COMVERGE SUBSIDIARY MUST RAISE CAPITAL OR BECOME CASH FLOW NEUTRAL IN ORDER TO AVOID CUTS IN ITS OPERATING BUDGET .

     We are experiencing and have in the past experienced operating losses. In the third quarter of 2002, we had an operating loss of approximately $4.6 million, and for the nine months ending September 30, 2002, we had an operating loss of approximately $8.8 million, 2000 and 1999 we had operating losses of approximately $10.3 million, $3.9 million and $5.6 million, respectively. We expect to have an operating loss for the year ending December 31, 2002.

We believe that the expected net cash flow from all business segments along with cost reductions and available lines of credit will be adequate to fund our US operating and corporate activities for at least the next 12 months; although we do not expect to be able to utilize cash generated from dsIT Technologies operations to finance US operating or corporate activities in the foreseeable future because of Israeli tax and company law constraints as well as the significant minority interest in dsIT Technologies. We expect that our dsIT Technologies and Databit subsidiaries will each have sufficient liquidity for the next 12 months to finance their respective activities from cash flow from their own operations. Provided that we reduce US corporate operating expenses from the current level of an average of $710,000 per quarter in 2002 to less than $500,000 per quarter, together with cash on hand, Databit's operations will provide sufficient liquidity to finance US corporate activities for the next 12 months.

     However, Comverge, which has been the primary consumer of our cash resources, may not be able to finance its own operations without an increase in sales, cuts in its operating budget and/or obtaining capital investment. Comverge used $7.0 million of net cash in its operating activities in 2001 and $3.3 million in the nine months ended September 30, 2002. Comverge decreased its use of cash in the third quarter of 2002 to $786,000, compared to $2.5 million used in the first two quarters of 2002 combined. We anticipate that Comverge will be cash flow positive for the fourth quarter of 2002. Although we expect sales for the entire year of 2003 to increase over those projected for 2002, this increase in sales, and the prospects of raising of capital in 2003, are uncertain. If Comverge's sales in 2003 are less than expected, Comverge will have to raise capital and/or cut its expenses. To address its cash flow situation, Comverge obtained a $2 million line of credit secured by its assets and a corporate guarantee. In addition, Comverge prepared an alternate business plan for 2003, focusing particularly on the first quarter, which details the cost cutting measures that must be taken if Comverge sales projections do not materialize as expected. The cost cutting measures would be implemented upon Comverge's determination that sales are materially under budget, and are expected to ensure Comverge is cash flow neutral and that its cost structure reflects the decreased level of revenue. The alternate business plan for 2003 includes measures that could have a severely negative effect on Comverge's business model and the current way it does business, and may include curtailing research and development expenses, consolidating geographically distant operations, reducing marketing efforts on new products as well as reducing general administrative and marketing expenses. There are no assurances that Comverge's sales in 2003 will increase over sales in 2002 or that the reduction in costs in the alternate business plan will result in operations with breakeven cash flow.

THE TIGHT PRIVATE EQUITY MARKET HAS MADE IT DIFFICULT FOR OUR COMVERGE SUBSIDIARY TO RAISE CAPITAL.

     During the past 12 months our Comverge subsidiary has had difficulty in raising funds in the tight private equity market. Venture capital firms and other institutional investors have been reluctant to make new investments, in order to have cash to support companies in their investment portfolio. As a result, Comverge has had to go through a much longer and more detailed due diligence process with such investors, which has, so far, not resulted in investment on reasonable terms.

EXCHANGE  RATE  FLUCTUATIONS  COULD INCREASE THE COST OF OUR ISRAELI OPERATIONS.

     A significant portion of the sales of our Israeli operations is in New Israeli Shekels ("NIS") linked to the dollar. Such transactions are negotiated in dollars; however, for the convenience of the customer, they are settled in NIS. The dollar value of the revenues of our operations in Israel will decrease if the dollar is devalued in relation to the NIS during the period from the invoicing of a transaction to its settlement. In addition, a significant portion of our expenses in those operations is in NIS, so that if the dollar is devalued in relation to the NIS, the dollar value of these expenses will increase.

LOSS  OF  THE  SERVICES  OF  A  FEW  KEY  EMPLOYEES  COULD  HARM OUR OPERATIONS.

     We depend on our key management and technical employees. The loss of certain managers could diminish our ability to develop and maintain relationships with customers and potential customers. The loss of technical personnel could harm our ability to meet development and implementation schedules. Most of our significant employees are bound by confidentiality and non-competition agreements. We do not maintain a "key man" life insurance policy on any of our executives or employees.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES OF OUR COMMON SHARES ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET INCLUDING THE SHARES OF THE SELLING SECURITY HOLDER.

     A substantial number of shares of our common stock are or will become eligible for sale in the public market as described below. Sales of substantial amounts of our shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

     - 365,210 shares of our common stock are eligible for sale on the public market under a registration statement filed by us with respect to shares of our common stock that were issued in the acquisition by our dsIT Technologies subsidiary of Israeli information technology solutions provider Endan IT Solutions Ltd.

     - The selling security holder under this registration statement may, subject to certain restrictions, sell up to 590,000 shares of our common stock, including 400,000 shares of our common stock that may be issued by us upon the conversion by the selling security holder of up to $600,000 of the secured revolving line of credit made available to Comverge and 190,000 shares of our common stock issuable upon the exercise of a warrant. Prior to June 5, 2003, the selling security holder may sell shares of our common stock issuable upon the conversion of the line of credit subject to a volume limitation equal to 25% of the average daily trading volume for the 30 trading days prior to the proposed sale, but may not sell any shares of our common stock issuable upon the exercise of the warrant. After June 5, 2003, the selling security holder may sell, without any restrictions, the 190,000 shares of our common stock issuable upon the exercise of the warrant and the 400,000 shares of common stock issuable upon the conversion of the Comverge line of credit. See "Recent Transactions" for the discussion of the transaction in which the selling security holder acquired the warrant and convertible note.

     - Pursuant to a registration statement filed by us in July 2002, the selling security holder may also sell up to 973,417 shares of our common stock, including 125,000 shares of our common stock issuable upon the exercise of a warrant and an estimated 848,417 shares of our common stock that may be issued by us upon conversion by the selling security holder of a convertible note or payment by us of interest and/or principal of the convertible note. The shares issuable upon conversion or payment of the convertible note would be issued, if at all, from the date of this prospectus until June 30, 2003. As a result of the significant decline in our stock price since July 2002, we would have to register additional shares if we elected to pay the balance of the convertible note only with shares of our common stock.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, AND THE LISTING TRANSFERRED TO THE NASDAQ SMALLCAP MARKET.

     On December 19, 2002, we received a Nasdaq Staff Determination notifying us that we are not in compliance with the minimum stockholders' equity requirement of $10 million for continued listing, and that our common stock is, therefore, subject to delisting from the Nasdaq National Market. We have a hearing scheduled for January 23, 2003, before the Nasdaq Listing Qualifications Panel to review the Staff Determination. In order to reverse the Staff Determination, we must demonstrate, to the Panel's satisfaction, our ability to regain compliance with the Nasdaq stockholders' equity requirement for the Nasdaq National Market as well as to comply with all other applicable maintenance criteria, on both a short-term and a long-term basis. Our stock will continue to trade on the Nasdaq National Market pending the Panel's decision.

     If the Panel upholds the Staff Determination, our stock will be delisted from the Nasdaq National Market, which may have an adverse effect on the price of our common stock. We currently meet all the requirements for listing on The Nasdaq SmallCap Market and would transfer our listing to The Nasdaq SmallCap Market if our appeal to the Panel is unsuccessful. There can be no assurance that we will be able to convince the Panel to reverse the Staff Determination and allow the continued listing of our common stock on the National Market listing or that we will be able to transfer our listing to The Nasdaq SmallCap Market and maintain such listing.

RISKS  RELATED  TO  THE  CONSULTING  AND  DEVELOPMENT  SERVICES  SEGMENT

FAILURE TO ACCURATELY FORECAST COSTS OF FIXED-PRICED CONTRACTS COULD REDUCE OUR MARGINS

     When working on a fixed-price basis, we undertake to deliver software or integrated hardware/software solutions to a customer's specifications or requirements for a particular project. The profits from these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, difficulties with new technologies and economic and other changes that may occur during the term of the contract. If, for any reason, our costs are substantially higher than expected, we may incur losses on fixed-price contracts.

     INCREASED HOSTILITIES IN THE MIDDLE EAST REGION MAY FURTHER DEEPEN THE WEAKNESS IN THE ISRAELI HI-TECH MARKET AND MAY HARM OUR ISRAELI OPERATIONS; OUR ISRAELI OPERATIONS MAY BE NEGATIVELY AFFECTED BY THE OBLIGATIONS OF OUR PERSONNEL TO PERFORM MILITARY SERVICE.

     A substantial part of our consulting and development services segment is conducted in Israel. Accordingly, political, economic and military conditions in Israel may directly affect this segment of our business.

     Over the past two years, the Israeli hi-tech market has experienced a significant downturn, particularly in the software consulting and development market. This weakness has been prolonged by the increase in unrest, terrorist activity and military action in and around Israel, which began in September 2000 and which has continued with varying levels of severity into 2003. Any increase in hostilities in the Middle East involving Israel could further weaken the Israeli hi-tech market, which may result in a significant deterioration of the results of our Israeli operations. In addition, an increase in hostilities in Israel could cause serious disruption to our Israeli operations if acts associated with such hostilities result in any serious damage to our offices or those of our customers or harm to our personnel.

     Many of our employees in Israel are obligated to perform military reserve duty. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. Over the past two years, there have been numerous call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our Israeli operations could be disrupted by the absence for a significant period of time of one or more of our key employees or a significant number of our other employees due to military service. Such disruption could harm our Israeli operations.

RISKS  RELATED  TO  THE  ENERGY  INTELLIGENCE  SOLUTIONS  SEGMENT

     We have made a significant investment in our energy intelligence solutions segment, which develops and markets load control products and systems offering two-way automated meter reading and related data management capability to utilities. Revenues have fluctuated significantly from quarter to quarter and to date this segment has operated at a loss and negative cash flows from operations. The activities of this segment are subject to many risks, including the following.

THE MARKET FOR OUR ENERGY INTELLIGENCE SOLUTIONS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE; IF WE FAIL TO KEEP PACE, WE WILL HAVE DIFFICULTY DEVELOPING AND MAINTAINING A MARKET FOR OUR PRODUCTS AND SERVICES.

     The market for our energy intelligence solutions segmentis characterized by rapid technological change. Communications and networking technologies are continuously changing and we will need to invest in continued product development, both hardware and software, in order to keep pace with these changing technologies. We may not have adequate resources to invest in development if our Comverge subsidiary does not raise additional capital, and/or secure additional new business, and our development efforts may not be successful.

THE  PACE  OF  UTILITY  DEREGULATION  HAS  BEEN  SLOW;  THE  ULTIMATE REGULATORY
STRUCTURE OF THE UTILITY INDUSTRY MAY NOT PROVIDE MANDATES OR INCENTIVES TO PURCHASE OUR PRODUCTS.

     The electric utility industry is undergoing significant deregulation. The pace of deregulation appears to have slowed due to the uncertainty about deregulation in the wake of the energy crisis in California in 2000 and the recent Enron reorganization. Market observers expect deregulation to include energy choice and time-of-use pricing requirements, which will mandate, or favor implementation by utilities of, load control programs and the use of automated meter reading and data distribution. However, the pace of deregulation has not been as rapid as expected and to date only a limited number of utilities have made purchase commitments for automated meter reading and data distribution systems. Many utilities have also deferred the purchase of load control systems, pending resolution of broader industry and regulatory developments. The results of deregulation are uncertain and may not result in the mandates or incentives for the types of services, which require AMR systems. If the state and federal regulation does not provide these requirements or incentives, the market for our products may not develop as we expect.

WE MUST COMPETE WITH OTHER UTILITY SOLUTION PROVIDERS FOR MARKET ACCEPTANCE AND CUSTOMERS.

     While we believe that the systems offered by our energy intelligence solutions segment offer advantages over competing load control and data communications solutions, there are alternative solutions, and we cannot predict what share of the market we will obtain. In addition, some of our competitors have more sales and marketing resources, better brand recognition and/or technologies that offer alternative advantages. If our potential customers do not adopt our solutions or do so less rapidly than we expect, our future financial results and our ability to achieve positive cash flow or profitability, will be harmed.

WE MAY ENCOUNTER DIFFICULTIES IN IMPLEMENTING OUR TECHNOLOGY, PRODUCTS AND SERVICES.

     Problems may occur in the implementation of our technology, products or services, and we may not successfully complete the commercial implementation of our technology on a wide scale. Future advances may render our technology obsolete or less cost effective than competitive systems. Consequently, we may be unable to offer competitive services or offer appropriate new technologies on a timely basis or on satisfactory terms.

DELAYS, QUALITY CONTROL AND PRICE PROBLEMS COULD ARISE DUE TO OUR RELIANCE ON THIRD-PARTY MANUFACTURERS OF CERTAIN COMPONENTS.

     We use a limited number of outside parties to manufacture components of some of our products. Our reliance on third party manufacturers exposes us to risks relating to timeliness, quality control and pricing. We have experienced certain delays and quality control problems from third-party manufacturers in the past and we may experience such problems with our current manufacturers. In addition, to diversify our product offerings, in the third quarter of 2002 we contracted with a third-party manufacturer to develop and manufacture new products and new features to existing products. Implementing these new product offerings could cause some transitional delays and the diversification could have a negative impact on price and quality control. Such delays, price increases and/or quality control problems at our third-party manufacturers could harm our relationships with our customers, our operating results and cash flow.

RISKS  RELATED  TO  THE  COMPUTER  HARDWARE  SEGMENT.

WE  FACE  LOW  MARGIN,  MASS  MARKETING  COMPETITION.

     The market for PCs and related peripheral hardware sales in which we operate is characterized by severe competition in price-performance and financing capabilities. Manufacturers and on-line Internet vendors have been increasing their direct sales efforts on the Internet and otherwise, reducing prices to end-users, which reduce profit margins for distributors and value-added resellers such as our Databit subsidiary. Should this trend continue, it could make our method of sales uneconomical and bring into question the long-term viability of the business model used by Databit.

A LARGE PORTION OF OUR SALES ARE CONCENTRATED IN THE GREATER NEW YORK CITY AREA.

     Computer hardware sales to the greater New York City metropolitan area represented 84%, 78% and 83% of the total segment sales for the years ended December 31, 2001, 2000 and 1999, respectively. Furthermore, all of the sales force for the segment is based in Manhattan and northern New Jersey. Sales in the New York City metropolitan area are significantly lower in 2002 than sales in 2001. The downturn in sales was significantly exacerbated by the September 11th events. Although we expect strong sales for the fourth quarter of 2002 and the first quarter of 2003, if the region does not continue to recover from the prolonged economic downturn, or recover in a manner commensurate with our expectations, our sales would decrease and, in such event, our operating results could deteriorate.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," or the negatives thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed above under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                               RECENT TRANSACTIONS

     On December 5, 2002, our subsidiary, Comverge Technologies, Inc., closed a three-year $2 million secured revolving line of credit from Laurus Master Fund, Ltd. The available line of credit will be based on Comverge's accounts receivables and inventory, and will be secured by all of the assets of Comverge and by the accounts receivables of our subsidiary, Databit, Inc. We have guaranteed the repayment of any advances and payment of fees under the line of credit. On the first and second anniversary of the closing date (December 5, 2003 and 2004), Comverge will pay Laurus an annual fee of $20,000. In addition, during the term of the line of credit, Comverge will pay Laurus (and/or its affiliates) (i) a monthly unused line fee equal to 0.5% of the unused portion of the line of credit and (ii) a monthly collateral management fee (paid in arrears) equal to 0.65% of any new accounts receivable of Comverge created during the month which (A) qualify as "eligible accounts" for Comverge to borrow and (B) against which there are outstanding advances (either previously outstanding or resulting from a new borrowing during such month).

     In addition, Laurus may convert up to an aggregate of $600,000 of the line of credit into 400,000 shares of our common stock at a fixed conversion price of $1.50We also issued a five-year warrant, exercisable for 190,000 shares of our common stock, which is exercisable as follows: (i) 30,000 shares at an exercise price of $2.00, (ii) 60,000 shares at an exercise price of $2.34 and (iii) 100,000 shares at an exercise price of $3.34 per share. The warrant is immediately exercisable as to all 190,000 shares. We expect to take a non-cash charge in the fourth quarter of 2002 for the beneficial conversion feature of the line of credit and the related warrant Except in the event of default under the convertible note or upon 75 days prior notice, Laurus cannot own, in the aggregate, more the 4.99% of our common stock as a result of shares issued upon the conversion of the convertible line of credit and the exercise of the related warrant.

     Under the terms of the warrant, Laurus cannot sell any of the 190,000 shares of our common stock issuable upon exercise of the warrants before June 5, 2003. Additionally, prior to June 5, 2003, Laurus may sell the shares of our common stock issuable upon conversion of the line of credit subject to a volume limitation equal to 25% of the average daily trading volume for the 30 trading days prior to the proposed sale.

     On and after June 5, 2003, Laurus may sell, without any restriction or volume limitation, the 190,000 shares of our common stock issuable upon the exercise of the warrant and the 400,000 shares of our common stock issuable upon the conversion of the Comverge line of credit.

     We have agreed to file with the Securities and Exchange Commission, and have declared effective by April 4, 2003, a registration statement registering the resale of the shares of our common stock issuable upon conversion of the line of credit and exercise of the warrant. If we do not have the registration statement declared effective by April 4, 2003, then, until we get the registration statement effective, we will have to pay Laurus a fee equal to 1% of the amount of the line of credit then eligible to be converted into shares of our common stock, which fee will increase to 2% after May 5, 2003.

     Comverge intends to use the proceeds from the line of credit for general corporate purposes.

                             SELLING SECURITY HOLDER

     One of our security holders may sell, from time to time, 590,000 shares of our common stock pursuant to this prospectus, including 190,000 shares of our common stock issuable upon the exercise of a warrant and 400,000 shares of our common stock which may be issued to the selling security holder upon the conversion of an aggregate of $600,000 of a secured revolving line of credit made available to Comverge by the selling security holder. The table below identifies the selling security holder and indicates the number of shares that the selling security holder may sell pursuant to this prospectus.


                                            NUMBER OF SHARES       NUMBER  OF  SHARES
                                          BENEFICIALLY OWNED         BENEFICIALLY
 NAME OF SELLING SECURITY HOLDER           PRIOR  TO  SALE        OWNED  AFTER  SALE
-------------------------------------   ----------------------    --------------------
   Laurus Master Fund, Ltd. (1)                1,129,476(2)            539,476
____________________


(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C., a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

(2) Includes 400,000 shares of our common stock issuable upon the conversion of the line of credit made available to Comverge, 190,000 shares of our common stock issuable upon the conversion of the related warrant, 125,000 shares of our common stock issuable upon the exercise of a warrant issued by us to the selling security holder in June 2002, and 414,476 shares of our common stock issuable upon the conversion by the selling security holder of the outstanding principal and remaining interest payments under a convertible note issued by us to the selling security holder in June 2002. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion or payment of the convertible note is subject to the future market price of our common stock, and could be materially less or more than the number estimated in the table. However the selling stockholder has contractually agreed to restrict its ability to convert the convertible note and the line of credit or exercise all of its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock, subject to certain exceptions.

                                 USE OF PROCEEDS

     The shares covered by this prospectus are being offered by selling security holders and not by us. Therefore, we will not receive proceeds from the sale of shares.

                              PLAN OF DISTRIBUTION

PLAN  OF  DISTRIBUTION

        On and after the date of this prospectus (and with respect to shares of our common stock issuable upon the exercise of the warrant, on and after June 5,
2003), the selling security holder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits a purchaser;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately  negotiated  transactions;

     -    short  sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a  combination  of  any  such  methods  of  sale;  and

     -    any  other  method  permitted  pursuant  to  applicable  law.

     The selling security holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling security holder and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

     We are required to pay all fees and expenses incident to the registration of the shares of our common stock issuable upon the conversion of the convertible note and the exercise of the warrant. We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in this registration statement (or any supplement or amendment) except if the untrue statement or omission is from information furnished to us by selling security holder in writing specifically for use in this registration statement (or any supplement or amendment).

                                  LEGAL MATTERS

     Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus have been passed upon for us by Ehrenreich Eilenberg & Krause LLP, counsel to our company. Sheldon Krause, a partner of Ehrenreich Eilenberg & Krause LLP, is our Secretary and the son-in-law of George Morgenstern, the Chairman of our Board of Directors, President and Chief Executive Officer. During 2002, we paid approximately [$546,000] for legal services rendered and reimbursement of out-of-pocket expenses to Ehrenreich Eilenberg & Krause LLP. These fees related to services rendered by Mr. Krause and other members and employees of his firm, as well as certain special and local counsel retained and supervised by his firm who performed services on our behalf.

                                     EXPERTS

     The consolidated financial statements of Data Systems & Software Inc. and subsidiaries as of December 31, 2000 and 2001, and for each of the years in the two year-period ended December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and in the registration statement, and upon the authority of KPMG LLP as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in accounting for purchase method business combinations completed after June 30, 2001.

     The consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the year ended December 31, 1999 incorporated in this prospectus by reference from Data Systems & Software Inc.'s annual report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington,
D.C. 20549. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Shares of our common stock are traded on the Nasdaq National Market. Documents we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     You can read and print press releases, financial statements and additional information about us, free of charge, at our web site at http://www.dssiinc.com.

     This prospectus is a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

     We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 27, 2002, as amended by Amendment No.1 on Form 10-K/A filed on April 30, 2002;

     (2) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, filed on May 15, 2002;

     (3) Our Quarterly Report on Form 10-Q for the three months ended June 30, 2002, filed on August 13, 2002;

     (4) Our Quarterly Report on Form 10-Q for the three months ended September 30, 2002, filed on November 14, 2002;

     (5) Our Current Report on Form 8-K, dated June 11, 2002, filed on June 12, 2002;

     (6) Our Current Report on Form 8-K, dated December 5, 2002, filed on December 9, 2002;

     (7) Amendment No. 1 to our Current Report on Form 8-K/A, dated December 5, 2002, filed on December 24, 2002;

     (8) Our Current Report on Form 8-K, dated December 19, 2002, filed on December 24, 2002;

     (9) The description of our common stock contained in our Registration Statement on Form 8-A, declared effective by the SEC on February 11, 1992, which was filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

     (10) The description of our Common Stock Purchase Rights contained in our Registration Statement on Form 8-A, dated March 22, 1996, which was filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     You may request a free copy of these documents by writing to Investor Relations, Data Systems & Software Inc., 200 Route 17, Mahwah, New Jersey 07430, or by calling Investor Relations at (201) 529-2026.

You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus does not offer these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The Registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC  registration  fee . . . . . . . . . . . . . . ..          $      104
Legal  fees  and  expenses. . . . . . . . . . . . . .               7,500
Accounting  fees  and  expenses . . . . . . . . . . .              10,000
Miscellaneous  expenses. . . . . . . . . . . . . . ..               1,000
                                                               ----------
Total.. . . . . . . . . . . . . . . . . . . . . . . .          $   18,504

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Certificate of Incorporation, as amended, and the Amended Bylaws of the Registrant provide that the Registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the General Corporation Law of Delaware ("DGCL"). Section 145 of the DGCL provides that the Registrant, as a Delaware corporation, is empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant (each, an "Indemnitee"); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations:
(i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and
(ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Pursuant to Section 145 of the DGCL, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

     In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM  16.  EXHIBITS.

     Please  see  Index  of  Exhibits  on  Page  II-4  below.

ITEM  17.  UNDERTAKINGS.

     (a)  The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that paragraphs A(1)(i) and A(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  UNDERTAKING  IN  RESPECT  OF  INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, New Jersey, on this 3rd day of January, 2003.

                                        DATA  SYSTEMS  &  SOFTWARE  INC.

                                        By:        /s/George  Morgenstern
                                           --------------------------------
                                           George  Morgenstern
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Morgenstern and Sheldon Krause, jointly and severally, as attorneys-in-fact, each with the power of substitution, in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to sale attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the dates indicated in the capacities indicated.

SIGNATURE                             TITLE

 /s/George  Morgenstern    Chairman, President, CEO and Director        January 3, 2003
_________________________
George  Morgenstern        (Principal  Executive  Officer)

/s/Yacov  Kaufman          Vice  President,  Chief  Financial Officer   January 3, 2003
_________________________
Yacov  Kaufman             (Principal  Financial  Officer,  Principal
                           Accounting  Officer)

 /s/Robert  Kuhn           Director                                     January 3, 2003
_________________________
Robert  Kuhn

 /s/Allen  I. Schiff       Director                                     January 3, 2003
_________________________
Allen  I.  Schiff

 /s/Susan  L.  Malley      Director                                     January 3, 2003
_________________________
Susan  L.  Malley

                           Director                                     January 3, 2003
_________________________
Avi  Kerbs


                                INDEX OF EXHIBITS

   Exhibit
   Number                         Description
--------------------------------------------------------------------------------
     2.3 Certificate of Incorporation of the Registrant, with amendments thereto (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-70482)).

     2.4. By-laws of the Registrant (incorporated herein by reference to Exhibit
          3.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-44027)).

     2.5 Amendments to the By-laws of the Registrant adopted December 27, 1994 (incorporated herein by reference to Exhibit 3.3 of the Registrant's Current Report on Form 8-K dated January 10, 1995).

     5.1  Opinion  of  Ehrenreich  Eilenberg  &  Krause  LLP.

     10.1 Purchase and Security Agreement, dated as of December 4, 2002, by and between Comverge Technologies, Inc. ("Comverge") and Laurus Master Fund, Ltd. ("Laurus") (incorporated herein by reference to Exhibit
          10.1 to the Registrant's Current Report on Form 8-K, dated December 5, 2002, filed on December 10, 2002 ("December 2002 Form 8-K")).

     10.2 Convertible Note, dated December 4, 2002, by and among Comverge, Laurus and, as to Articles III and V only, Data Systems & Software Inc. ("DSSI") (incorporated herein by reference to Exhibit 10.2 to the December 2002 Form 8-K).

     10.3 Common Stock Purchase Warrant, dated December 4, 2002, issued by DSSI to Laurus (incorporated herein by reference to Exhibit 10.2 to the December 2002 Form 8-K).

     10.4 Registration Rights Agreement, dated as of December 4, 2002, by and between DSSI and Laurus (incorporated herein by reference to Exhibit
          10.4  to  the  December  2002  Form  8-K).

     10.5 Guaranty, dated December 4, 2002, made by DSSI in favor of Laurus (incorporated herein by reference to Exhibit 10.5 to the December 2002 Form 8-K).

     23.1 Consent  of  KPMG  LLP.

     23.2 Consent  of  Deloitte  &  Touche  LLP.

     23.3 Consent  of  Ehrenreich  Eilenberg  &  Krause LLP (included in Exhibit
          5.1).

     24.1 Power of Attorney (included in signature page of this Registration Statement).